Exhibit 11.4

Consent of Mauldin & Jenkins, LLC

April 7, 2023

We consent to the inclusion in the Offering Circular on Form 1-A of Oconee Financial Corporation (“Oconee”) of our reports relating to our audits of the financial statements of Oconee as of and for the years ended December 31, 2022, 2021, 2020 and 2019. We also consent to the reference to our firm under the heading “Experts” in the Offering Circular.

Sincerely,
/s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia

April 7, 2023